Exhibit 1.1.5

APPROVED

By the Board of Directors

of Open Joint-Stock Company

“Vimpel-Communications”

Protocol # 7

of August 15, 2005

/signature/

A.V. Izosimov
General Director and Chief Executive Officer
/Seal of Open Joint Stock Company “Vimpel-Communications”/

Amendment to the Charter

of the Open Joint Stock Company

“Vimpel-Communications”

1.	Clause 5.3 of the Company’s Charter shall read as follows:

“The Company may create branches and open representative offices in the Russian Federation subject to compliance with requirements of the Russian Federation. The company has branches in Abakan, Archangelsk, Astrakhan, Barnaul, Belgorod, Blagoveshchensk, Bryansk, Vladikavkaz, Vladimir, Volgograd, Vologda, Voronezh, Grozny, Ekaterinburg, Ivanovo, Izhevsk, Ioshkar-Ola, Kazan, Kaliningrad, Kaluga, Kemerovo, Kirov, Komsomolsk-on-Amur, Kostroma, Krasnodar, Krasnoyarsk, Kurgan, Kursk, Lipetsk, Makhachkala, Murmansk, Nazran, Nalchik, Nizhni Novgorod, Novgorod, Novosibirsk, Norilsk, Omsk, Orenburg, Orel, Penza, Perm, Petrozavodsk, Petropavlovsk-Kamchatski, Pskov, Rostov-on-Don, Ryazan, Samara, Saint-Petersburg, Saransk, Saratov, Smolensk, Stavropol, Syktyvkar, Tambov, Tver, Tomsk, Tula, Tyumen, Ulyanovsk, Ufa, Khabarovsk, Cheboksary, Chelyabinsk, Cherkessk, Elista, Yaroslavl.”

Moscow Inter-district Inspectorate # 46 of the Federal Tax Service

(name of the registration authority)

The following entry is made into the Unified State Register of Legal Entities on September 05, 2005,

OGRN 1027700166636

GRN 2057748086471

Copy of the document shall be held by the registration authority

1st rank expert

(position of the authorized person of the registration authority)

O.I. Terekhova

(last name and initials)

By: /signature/

/seal of the registration authority/